Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of CONSOL Energy Inc. of our report dated February 18, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 1 to the consolidated financial statements, as to which the date is June 26, 2009, and except for the change in the composition of reportable segments discussed in Note 25, as to which the date is September 21, 2010 relating to the financial statements and financial statement schedule, which appears in CONSOL Energy Inc.’s Current Report on Form 8-K dated September 21, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

November 5, 2010